THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.
THIS WARRANT MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN EXEMPTION THERE FROM IS AVAILABLE.

INTERNATIONAL STAR, INC.
WARRANT CERTIFICATE
WARRANT TO PURCHASE SHARES OF COMMON STOCK
THIS IS TO CERTIFY THAT FOR VALUE RECEIVED

VOID AFTER 5:00 P.M., PACIFIC TIME, March 13, 2007 (OR EARLIER IF CALLED BY COMPANY)

This certifies that, for value received the registered holder hereof or assigns (the “Holder”), is entitled to purchase from INTERNATIONAL STAR, INC., a Nevada corporation (the “Company”), at any time before the time and date first listed above, (unless earlier called by the Company pursuant to the terms of the Warrant Agreement) at the exercise price of 75% of the closing price of common stock on the date of exercise per share (the “Exercise Price”), the above listed number of the Company’s Common Stock (the “Shares”). The number of Shares purchasable upon exercise of the Warrant evidenced hereby and the Exercise Price per Share shall be subject to adjustment from time to time as set forth in the Warrant Agreement Referred to below.

The Warrant evidenced hereby may be exercised in whole or in part by presentation of this Warrant Certificate with the Subscription Form attached hereto duly executed guarantee and simultaneous payment of the Exercise Price (subject to adjustment) at the principal office of the Company in Henderson, Nevada. Payment of such price shall be made at the option of the Holder in cash or by certified check or bank draft, all as provided in the Warrant Agreement.

The Warrant evidenced hereby are part of a duly authorized issue of Unit each consisting of the above listed number of shares of the Company’s Common Stock and warrants to purchase the Shares of Common Stock at the exercise price of 75% of the closing price of common stock on the date of exercise per share, subject to adjustment, subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder of this Warrant Certificate by acceptance hereof consents. A copy of the Warrant Agreement may be obtained for inspection by the Holder hereof upon written request to the Company.

Upon any partial exercise of the Warrants evidenced hereby, there shall be issued to the Holder a new Warrant certificate in respect of the Shares evidenced hereby which shall not have been exercised. This warrant certificate may be exchanged at the office of the Company by surrender of this Warrant certificate properly endorsed either separately or in combination with one or more other Warrants for one or more new Warrants to purchase the same aggregate number of Shares as here evidenced by the Warrant or Warrants exchanged. No fractional Shares will be issued upon the exercise of rights to purchase hereunder, but the Company shall pay the cash value of any fraction upon the exercise of one or more Warrants.

The Warrants evidenced hereby are not transferable.

The number of shares on Common Stock issuable upon exercise of this Warrant to acquire the Shares shall be subject to adjustment as provided in the Warrant Agreement.

The holder hereof may be treated by the Company and all other persons dealing with this Warrant Certificate as the absolute owner hereof for all purposes and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding, and until such transfer is entered on such books, the Company may treat the Holder hereof as the owner for all purposes.

Dated:
Countersigned & Registered: Stalt, Inc. 671 Oak Grove Avenue Suite C Menlo Park, CA 94025 650.321.7111 By: _________________________
President

Secretary